Exhibit 99.1

JOINT FILING AGREEMENT

This agreement is made pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that the foregoing Schedule 13D with respect to the Class A Common Stock of Sonic Automotive, Inc., a Delaware corporation, is filed on behalf of each of the undersigned and that all subsequent amendments to such statement shall be filed on behalf of each of the undersigned without necessity of filing an additional joint filing agreement. This joint filing agreement may be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Joint Filing Agreement as of this 8th day of January 2013.

/s/ O. Bruton Smith
Signature

O. Bruton Smith
Name

SONIC FINANCIAL CORPORATION

By:	/s/ O. Bruton Smith

Name:	O. Bruton Smith

Title:	President